Exhibit 10.15

XG SCIENCES, INC.

SECOND AMENDED & RESTATED PURCHASE AGREEMENT

THIS AMENDED & RESTATED PURCHASE AGREEMENT (this “Agreement”), dated as of January 15, 2014 (the “Effective Date”), is entered into by and between XG SCIENCES, INC., a Michigan corporation, with headquarters located at 3101 Grand Oak Drive, Lansing, Michigan 48911 (the “Company”), and Aspen Advanced Opportunity Fund, LP, a Delaware limited partnership, whose principal address is as set forth in Section 13 herein (the “Buyer”, and together with the Company, the “Parties”). This Agreement amends and restates the original Purchase Agreement between the Parties (the “Original Agreement”), dated March 18, 2013 (the “Original Effective Date”), which was amended and restated for the first time (the “First Amendment Agreement”) on July 12, 2013 (the “First Amendment Date”).

WITNESSETH:

WHEREAS, pursuant to the Original Agreement, the Buyer agreed to provide up to an aggregate of $5,000,000 million of financing to the Company in exchange for (i) the form of a secured convertible promissory note attached as Annex I to the Original Agreement (the “Original Note(s)”) or (ii) an equipment financing arrangement provided pursuant to the form of master lease agreement (the “Master Lease Agreement”) attached as Annex V hereto; and

WHEREAS, pursuant to the First Amendment Agreement, the Buyer agreed to provide up to an aggregate of $10,000,000 million of financing to the Company in exchange for (i) the form of a secured convertible note attached as Annex I to the First Amendment Agreement (the “First Amendment Notes”) or (ii) an equipment financing provided pursuant to the Master Lease Agreement; and

WHEREAS, pursuant to the Original Agreement and the First Amendment Agreement, the Buyer purchased the Original Notes and First Amendment Notes in an aggregate principal amount of $4,403,846.58 before the adjustments contemplated in Section 1(b) hereof (collectively, the “Existing Notes”) from the Company prior to the Effective Date hereof; and

WHEREAS, pursuant to that certain letter agreement, dated March 18, 2013 (the “Letter Agreement”), the Company and Michael Knox (“Knox”) agreed to refinance $700,000 of the $1,000,000 of existing secured indebtedness held by Knox (the “Knox Debt”) into the same form of Original Notes as issued to the Buyer by the Company on the Original Effective Date, and the remaining $300,000 of existing secured indebtedness held by Knox will be paid in accordance with the terms of the Letter Agreement; and

WHEREAS, pursuant to that certain purchase agreement, dated July 12, 2013 between the Company and XGS II, LLC, a Florida limited liability company (“XGS II”), the Company agreed to issue and sell up to $750,000 (the “XGS II Max Investment Amount”) of secured convertible notes in substantially the same form as the First Amendment Notes, and as of the Effective Date hereof has issued $200,000 of secured convertible notes to XGS II before the adjustments contemplated in Section 1(b) hereof (the “Existing XGS II Notes”); and

WHEREAS, prior to the Effective Date, the only secured indebtedness of the Company outstanding was the Existing XGS II Notes, the Knox Debt and the Existing Notes, and each of Knox, XGS II and the Buyer have entered into that certain Amended and Restated Intercreditor Agreement effective as of the First Amendment Date and attached as Annex VIII to the First Amendment Agreement; and

WHEREAS, the Company desires to sell and issue to SVIC No. 15 New Technology Business Investment L.L.P. (“Samsung”), $3,000,000 of secured debt securities on a pari passu basis with the Exisitng XGS II Notes, Knox Debt and Existing Notes, and the Buyer desires to consent to the Company’s sale and issuance of such securities to Samsung; provided that (a) the terms and rights of such sales, issuances and securities are no more favorable, as determined by and in the sole discretion of the Buyer, than the terms of the form of Second Amended and Restated Secured Convertible Note attached hereto as Annex I to be issued to die Buyer (the “Note(s)”) and (b) Samsung becomes a party to the form of Second Amended and Restated Intercreditor Agreement attached hereto as Annex VIII (the “Intercreditor Agreement”); and

WHEREAS, the Buyer desires to allocate $490,575 of the principal amount of the Existing Notes to the benefit of XGS II pursuant to certain agreements between XGS II and the Buyer, and Company has consented to such reallocation pursuant to this Agreement; and

WHEREAS, the Buyer and the Company desire to amend and restate the Existing Notes to take into consideration the adjustments to the principal and accrued interest described in Section 1(b) hereof in the form of Second Amended and Restated Secured Convertible Note attached hereto as Annex I; and

WHEREAS, the Company desires to increase the XGS II Max Investment Amount to $1,000,000 and to amend and restate the Existing XGS II Notes to take into consideration the adjustments to principal and accrued interest described in Section 1(b) hereof into one new XGS II note in the form of Second Amended and Restated Secured Convertible Note attached hereto as Annex I; and

WHEREAS, in connection with the Original Agreement, the Company issued to the Buyer warrants (the “Original Warrants”) to purchase 208,333 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Stock”), in the form attached as Annex II to the Original Agreement, and in connection with the First Amendment Agreement, the Company issued to the Buyer additional warrants to purchase an additional 208,333 shares of the Series A Stock in the form attached as Annex XII of the First Amendment Agreement (the “Additional Warrants” and together with the Original Warrants, the “Existing Warrants”); and

WHEREAS, in connection with this Agreement, the parties have agreed to exchange and cancel the Existing Warrants for the issuance of a new warrant to the Buyer to purchase 833,333 shares of Series A Stock in the form attached as Annex II hereto (the “Replacement Warrants” or the “Warrants”) and to clarify certain ambiguities that were contained in the Existing Warrants; and

WHEREAS, the Company granted to XGS II, Knox, and the Buyer security interests in the Company’s assets as set forth in that certain Amended and Restated Security Agreement effective as of the First Amendment Date and attached as Annex III to the First Amendment Agreement and that certain Amended and Restated Intellectual Property Security Agreement effective as of the First Amendment Date and attached as Annex IV to the First Amendment Agreement, each of which are by and among, the Company, a collateral agent, Knox, XGS II and the Buyer; and

WHEREAS, the Company and Samsung desire that Samsung become a party to and beneficiary of (i) a Second Amended and Restated Security Agreement in the form attached hereto as Annex III (the “Security Agreement”) and (ii) a Second Amended and Restated IP Security Agreement in the form attached hereto as Annex IV (the “IP Security Agreement”) and the Buyer desires to consent to Samsung becoming a party to and a beneficiary of the Security Agreement and the IP Security Agreement; and

WHEREAS, immediately after the consummation of the transactions contemplated in the immediately preceding paragraphs, there will be no other secured indebtedness of the Company other than, indebtedness to the Buyer, Knox, XGS II, and Samsung; and

WHEREAS, the Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration for offers and sales to accredited investors afforded, inter alia, by Rule 506 under Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and/or Section 4(2) of the 1933 Act.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            GENERAL AGREEMENTS.

a.              (i)          The Buyer hereby agrees to purchase from the Company, and the Company hereby agrees to sell to the Buyer, Note(s) and the Buyer hereby agrees to purchase certain equipment on behalf of the Company which will be leased to the Company pursuant to the Master Lease Agreement, and the Company hereby agrees to enter into such leasing agreements with the Buyer, upon and subject to the terms and conditions set forth herein. Together, the Notes and the equipment provided to the Company under the leasing agreement will have an aggregate principal amount of at least $6,000,000 (the “Min Investment Amount”) and up to $10,000,000 (the “Max Investment Amount”). The calculation of the Min Investment Amount and the Max Investment Amount shall include the principal amount of the Existing Notes, as adjusted pursuant to Section 1(b) hereof. The Buyer agrees to use its best efforts to fund, either through itself or in conjunction with XGS II, at least $6,000,000 by the date which is the later of (a) April 25, 2014 or (b) the date which is ninety (90) days from the date on which the Buyer receives a mutually agreed upon “Financing Case” projection model which has been approved for use with investors by the Company’s management, including the new CEO who is projected to start employment with the Company on or around January 20, 2014. The Buyer will not be required to purchase more than the Min Investment Amount of Purchased Securities (as defined below) in the aggregate pursuant to this Agreement (the amount funded at any given time, hereafter, the “Purchased Amount”). The Company will be required to sell up to the Max Investment Amount of the Purchased Securities to the Buyer on terms and conditions set forth herein until December 31, 2014 (the “Option End Date”) if requested to do so by the Buyer. For the avoidance of doubt, the Company shall have no obligation to sell additional Purchased Securities to Buyer after the expiration of the Option End Date.

(ii)         The Buyer, at its option, may provide up to $3,000,000 (the “Max Lease Amount”) of the Purchased Amount through the purchase of qualified capital equipment on the terms and conditions set forth in the Master Lease Agreement (such amount of the Purchased Amount as may be funded pursuant to equipment purchases provided to the Company through the Master Lease Agreement, hereafter the “Lease Investment Amount”).

(iii)        A portion of the Max Investment Amount will also be deemed to have been funded through the issuance of the Existing Notes, as adjusted pursuant to Section 1(b) hereof.

(iv)        The undersigned Buyer hereby agrees to purchase from the Company Notes in at least the aggregate principal amount of the Min Investment Amount less the Lease Investment Amount, upon the terms and conditions outlined herein.

(v)         On the Effective Date, all of the Existing Notes shall be exchanged (and cancelled) for the issuance of a new Note with a principal amount of $4,178,330.92, which principal amount will be deemed to include:

(1)         initial principal of all previous convertible secured notes issued to the Buyer of $4,400,000, less the principal adjustments of $490,575 specified in Section 1(b) hereof, such that the total amount of initial principal of secured convertible notes advanced to the Company in the Existing Notes was $3,909,425, plus

(2)         previously capitalized interest of $3,846.58 from certain bridge notes that were amended and restated on the Original Effective Date, plus

(3)         $265,059.34 of capitalized interest from the original issue date of each of the Existing Notes until the Effective Date, after taking into consideration the accrued interest adjustments specified in Section 1(b) hereof.

(vi)        Each Note issued to the Buyer shall be secured pursuant to the terms of the Security Agreement and the IP Security Agreement.

(vii)       On the Effective Date, the Company shall cancel the Existing Warrants and in exchange thereof deliver the Replacement Warrants to purchase 833,333 shares of Series A Stock to the Buyer, as provided in Section l(c) hereof. For the sake of clarity with respect to the Existing Warrants, the Buyer and the Company have agreed to the following clarifications:

(1)         Paragraph 4(a) of the Additional Warrant, dated 7/12/2013, contained a scrivener’s error that failed to make the distinction that such additional warrants only related to funding by Aspen over and above the first $5,000,000 of funding provided by Aspen, and thus the parties have agreed that paragraph 4(a) of the Additional Warrant should have been drafted as follows as of the original issue date:

“For every $24 of new capital advanced to the Company in cash by Aspen on or after May 31, 2013, over and above $5,000,000, under any of the transaction documents referenced in the Purchase Agreement (such documents collectively the “Transaction Documents”), one Share as described in Section 1 shall be deemed to be vested.”

(2)         Paragraph 4(a) of both the Original Warrant and the Existing Warrant failed to clearly articulate what constituted an “advance” of funds to the Company pursuant to the Master Lease Agreement. Thus the parties have agreed that the following clarifying sentence is deemed to have been added to the end of Paragraph 4(a) in both the Original Warrant and the Additional Warrant as of the original issue date of each such warrant:

“For the purposes of this Warrant, any funds advanced to vendors of the Company by Aspen pursuant to the Master Lease Agreement between the parties, dated March 18, 2013, shall not be deemed to have been advanced to the Company until the earlier to occur of (i) the date on which a completed lease schedule is executed between the parties covering the funds advanced to vendors of the Company on the Company’s behalf; or (ii) the date which is six months from the date on which any advance is made by Aspen to a vendor of the Company pursuant to a signed certificate of understanding between Aspen and the Company.”

(viii)      The Replacement Warrants shall specify that for every $12 of funding provided pursuant to the Original Agreement, the First Amendment Agreement, and this Agreement, that portion of the Replacement Warrants entitling the Buyer to purchase one (1) share of Series A Stock shall be deemed to be vested. Such Replacement Warrant will also specify that 378,766 of the Shares are deemed vested as of the Effective Date.

(ix)         The loans to be made by the Buyer through the Notes and the equipment to be provided by the Buyer through the leases and the issuance of the Notes, the Master Lease Agreement and the Warrants (the “Purchased Securities”) to the Buyer are sometimes referred to herein and in the other Transaction Agreements as the purchase and sale of the Purchased Securities.

(x)          The Company grants to the Buyer, the right and first option to provide equipment financing up to the Max Lease Amount through one or more lease schedules to the Master Lease Agreement for all capital equipment which it may purchase until the Option End Date. If the Buyer declines to provide lease financing for any capital equipment within fifteen (15) days of the date on which the Company notifies the Buyer in writing of its need for such equipment financing with such notice including the specifications for the equipment to be purchased and the vendor quotes for such equipment, then the Company shall be entitled to purchase such equipment from the proceeds of Notes previously issued and sold to the Buyer or to seek such equipment financing from any other sources it deems to be appropriate. Notwithstanding anything herein to the contrary, the Company agrees that the Buyer may aggregate equipment lease schedules into amounts of at least $100,000 and that the Company will pay interim rent on any such equipment financed until a lease schedule is executed.

b.           Reallocation of Certain Amounts of Principal and Accrued Interest from the Existing Notes to the Existing XGS II Notes. The Company consents to the following reallocation of principal in the Existing Notes such that the amounts indicated in the “change” column below will be deemed to have been removed from the principal balance of the Existing Notes and become part of the principal balance of the Existing XGS II notes as if the funds had originally been provided by XGS II and documented in forms of Existing Notes issued and sold to XGS II on the dates indicated.

[Chart on next page.]

	Original		Revised
Note Principal	Principal	Change	Deemed Principal

Adjustments to Aspen Existing Notes:
Aspen Note #7 - 7/29/13	800,000.00	(490,575.00)	309,425.00

Deemed XGS II Existing Note:
Note #7A - 7/29/13	-	490,575.00	490,575.00

The Company further consents to the following reallocation of accrued interest on the Existing Notes such that the amounts indicated in the “change” column below will be deemed to have been removed from the accrued interest on the Existing Notes (as adjusted above) from the original issue date of each such note and moved to the accrued interest on the Existing XGS II Notes from the original issue date of each such note (as adjusted above).

	Unadjusted		Revised
Accrued Interest Adjustments	Accrued Interest (1)	Change	Accrued Interest

Accrued Interest on Aspen Existing Notes	279,439.84	(14,380.50)	265,059.34

Accrued Interest on Existing XGS II Notes	34,394.33	14,380.50	48,774.83

c.           Delivery of Transaction Agreements. Upon the Effective Date, the Company will deliver executed copies of this Agreement, an amended and restated Note in the principal amount of $4,178,330.92, an Officer’s Certificate, the Replacement Warrants, the Intercreditor Agreement, the Security Agreement, the IP Security Agreement, and the Registration Rights Agreement to the Buyer. Upon any Subsequent Closing Date, the Company will deliver an Officer’s Certificate, and any additional Notes and/or schedules pursuant to the Master Lease Agreement which correspond to the types of funding provided in such subsequent closings under this Agreement.

d.           Certain Definitions. As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

“Affiliate” means, as to any Person: (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; (b) any other Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person; (c) any other Person which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), as the same is in effect on the Effective Date) of five percent (5%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person; and (d) in the case such Person is an individual, any other Person who is an immediate family member, spouse or lineal descendant of individuals of such Person or any Affiliate of such Person, For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. “Affiliate” shall include any Subsidiary.

“Buyer Control Person” means the Buyer and each such other Persons as may be deemed in control of the Buyer pursuant to Rule 405 under the 1933 Act or Section 20 of the 1934 Act.

“By-laws” means the Amended and Restated By-laws of the Company (howsoever denominated), substantially in the form attached hereto as Annex XVII.

“Certificate of Incorporation” means the certificate of incorporation, articles of incorporation or other charter document (howsoever denominated) of the Company, as amended to date.

“Certificate of Designations” means the Company’s Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock, as filed with the State of Michigan on July 10, 2013, in the form attached hereto as Annex IX, as amended pursuant to this Agreement.

“Certificate of Designations Amendment” means the amendment of the Amended and Restated Certificate of Designations to be filed with the Secretary of State of Michigan, in the form attached hereto as Annex XV.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date of the Closing and any date on which a purchase and sale of the Purchased Securities takes place.

“Common Stock” means the Company’s common stock, no par value.

“Company Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in control of the Company pursuant to Rule 405 under the 1933 Act or Section 20 of the 1934 Act.

“Conversion Shares” means (i) the shares of Common Stock issued or issuable upon conversion of the Series A Stock (issued or issuable pursuant to the Purchased Securities), (ii) the shares of Series A Stock issued or issuable upon conversion of the Notes or exercise of the Warrants or (iii) any or all of them, as the context may require.

“Disclosure Annex” means Annex XI to this Agreement; provided, however, that the Disclosure Annex shall be arranged in sections corresponding to the identified Sections of this Agreement, but the disclosure in any such section of the Disclosure Annex shall qualify other provisions in this Agreement to the extent that it would be readily apparent to an informed reader from a reading of such section of the Disclosure Annex that it is also relevant to other provisions of this Agreement.

“Existing Creditor Term Sheet” means the Summary Term Sheet, dated November 20, 2013 between the Company, Aspen, Knox and XGS II.

“Full Conversion” means the deemed conversion of any outstanding Notes into Series A Stock and then into Common Stock, the deemed conversion of any outstanding Series A Stock into Common Stock, and the deemed conversion of all other outstanding convertible debt and convertible equity securities of the Company into Common Stock.

“Holder” means the Person holding the relevant Securities at the relevant time.

“Initial Closing Date” means the date of the first closing of a purchase and sale of the Purchased Securities.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement substantially in the form attached hereto as Annex VIII.

“Last Audited Date” means December 31, 2012.

“Landlord’s Consent” means the Landlord’s Consent substantially in the form attached hereto as Annex VI.

“Material Adverse Effect” means an event or combination of events, which individually or in the aggregate, would reasonably be expected to (x) adversely affect the legality, validity or enforceability of the Purchased Securities or any of the Transaction Agreements, (y) have or result in a material adverse effect on the results of operations, assets, or financial condition of the Company and its subsidiaries, taken as a whole, or (z) adversely impair the Company’s ability to perform fully on a timely basis its material obligations under any of the Transaction Agreements or the transactions contemplated thereby.

“Person” means any living individual person or any legal entity, such as, but not necessarily limited to, a corporation, partnership or trust.

“Officer’s Certificate” means the Officer’s Certificate substantially in the form attached hereto as Annex XIII.

“Other Secured Creditors” shall mean Knox, XGS II and Samsung.

“Purchased Securities” means the Notes, the Master Lease Agreement and all schedules thereto, and the Warrants.

“Registrable Securities” means shares of Common Stock issuable to the Holder (x) on conversion of the Series A Stock (issued or issuable pursuant to the Purchased Securities), or (y) pursuant to any other provision of the Transaction Agreements as of the date of the filing of the Registration Statement or any amendment thereof.

“Registration Rights Agreement” means the Second Amended and Restated Registration Rights Agreement substantially in the form attached hereto as Annex VII.

“Registration Statement” means a registration statement covering the resale by the Holder of Registrable Securities, including the S-l Registration Statement.

“Samsung Closing Date” shall mean the first date on which Samsung has consummated the Samsung Transaction; the Parties shall use their best efforts to close the transactions contemplated by this Agreement simultaneously with the Samsung Transaction on or before January 15, 2014.

“Samsung Term Sheet” means the Summary Term Sheet, dated November 20, 2013 between the Company, Aspen, Knox, Samsung and XGS II, which sets forth all of the contemplated terms of the Samsung Transaction.

“Samsung Transaction” shall mean the purchase and sale of $3,000,000 of Notes by Samsung and the issuance of certain warrants to Samsung and the entry into the Intercreditor Agreement, Security Agreement and IP Security Agreement and any other ancillary and related transaction document by Samsung as more fully contemplated by the Samsung Term Sheet.

“Securities” means the Notes, the Warrants and the Conversion Shares.

“Series A Stock” means Series A Convertible Preferred Stock of the Company.

“Shareholder Agreement” means the shareholder agreement in the form attached hereto as Annex X. The Parties agree that the reference to the “Purchase Agreement” in the Shareholder Agreement shall be deemed to include this Agreement, and that the reference to the “Convertible Notes” in the Shareholder Agreement shall be deemed to include the Notes that are issued pursuant to this Agreement.

“Shareholder Stock” and “Shareholder’s Stock” mean the shares of Common Stock, Series A Stock, and other capital stock of the Company that are now owned or are subsequently acquired by a shareholder by gift; conversion of the Notes, Series A Stock, or other convertible debt or convertible equity securities of the Company; purchase; dividend; exercise of the Warrants or any other options, warrants or other security or right of any kind convertible into or exchangeable for Common Stock issued by the Company; or any other means whether or not such securities are only registered in a shareholder’s name or beneficially or are legally owned by such shareholder, including any interest of a spouse in any Shareholder Stock, whether that interest is asserted pursuant to marital property laws or otherwise.

“Shares” means the shares of Common Stock representing any or all of the Conversion Shares.

“Side Letter” means the agreement in letter form that is attached as Annex XII.

“State of Incorporation” means Michigan.

“Subsidiary” means, as of the relevant date, any subsidiary of the Company whether now existing or hereafter acquired or created.

“Subsequent Closing Date” means any Closing Date after the Initial Closing Date.

“Transaction Agreements” means this Agreement, the Original Agreement, the First Amendment Agreement, the Letter Agreement, each Note issued to the Buyer, the Registration Rights Agreement, the Security Agreement, the IP Security Agreement, the Master Lease Agreement, the Landlord’s Consent, the Warrants, the Shareholder Agreement, the Certificate of Designations Amendment, the Intercreditor Agreement, the Voting Rights Agreement, the Side Letter, all agreements entered into between the Parties on March 18, 2013 in connection with the Original Agreement (as amended and/or restated as of the Effective Date), all agreements entered into between the Parties on July 12, 2013 (as amended and/or restated as of the Effective Date), and the Disclosure Annex and includes all ancillary documents referred to in those agreements (as amended and/or restated as of the Effective Date), and each of those agreements as may be amended.

“Voting Rights Agreement” means the Voting Rights Agreement substantially in the form attached as Annex XIV.

“Warrant” means the warrant to purchase Series A Stock, substantially in the form attached as Annex II.

2.            BUYER REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION.

The Buyer represents and warrants to, and covenants and agrees with, the Company, as of the Effective Date and, except as otherwise noted, as of each Closing Date, as follows:

a.           Without limiting Buyer’s right to sell the Securities pursuant to an effective registration statement or otherwise in compliance with the 1933 Act, the Buyer is purchasing the Securities for the Buyer’s own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

b.           The Buyer is: (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act; (ii) experienced in making investments of the kind described in this Agreement and the other Transaction Agreements; (iii) able, by reason of the business and financial experience of the Buyer and the Buyer’s professional advisors (who are not affiliated with or compensated in any way by the Company or any of its Affiliates or selling agents), to protect the Buyer’s own interests in connection with the transactions described in this Agreement and the other Transaction Agreements, and to evaluate the merits and risks of an investment in the Securities; and (iv) able to afford the entire loss of its investment in the Securities.

c.           All subsequent offers and sales of the Securities by the Buyer shall be made pursuant to registration of the relevant Securities under the 1933 Act or pursuant to an exemption from such registration.

d.           The Buyer understands and agrees that the Securities have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of the Buyer contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration. The Buyer understands that the Securities are being offered and sold to the Buyer in reliance on specific exemptions from the registration requirements of the 1933 Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

e.           The Buyer and the Buyer’s advisors, if any, have been furnished with or have been given access to all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Purchased Securities which have been requested by the Buyer, including those set forth in any annex attached hereto. The Buyer and the Buyer’s advisors, if any, have been afforded the opportunity to ask questions of the Company and its management and have received complete and satisfactory answers to any such inquiries.

f.            The Buyer understands that its investment in the Securities involves a high degree of risk.

g.           The Buyer hereby represents that, in connection with the Buyer’s investment or the Buyer’s decision to purchase the Securities, the Buyer has not relied on any statement or representation of any Person, including any such statement or representation by the Company or any of their respective controlling Persons, officers, directors, partners, agents and employees or any of their respective attorneys, except as specifically set forth herein.

h.           The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the suitability of the investment in the Securities nor have any such authorities passed upon or endorsed the merits of the offering of the Securities.

i.            This Agreement and each of the other Transaction Agreements to which the Buyer is a party, and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Buyer. This Agreement has been executed and delivered by the Buyer, and this Agreement is, and each of the other Transaction Agreements to which the Buyer is a party, when executed and delivered by the Buyer (if necessary), will be valid and binding obligations of the Buyer enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally.

j.            The offer to sell the Securities was directly communicated to the Buyer by the Company. At no time was the Buyer presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

k.          The execution, delivery and performance of this Agreement and the consummation by the Buyer of the transactions contemplated hereby or relating hereto do not and will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which the Buyer is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Buyer or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on the Buyer’s ability to fulfill its obligations under this Agreement or the other Transaction Agreements). The Buyer is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Securities in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Buyer is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

l.           The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power to own its properties and to carry on its business as now being conducted.

m.           “Bad Actor” Disqualification. The Buyer represents and warrants on behalf of itself and its Affiliates that neither: (x) such Person; nor (y) any entity that controls such Person or is under the control of, or under common control with, such Person; nor (z) any director of the Company that has been designated by such Person, if applicable; is subject to any Disqualification Event (as defined in Section 3(k)(6) below), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) under the 1933 Act and disclosed in writing in reasonable detail to the Company. Buyer represents that it has exercised reasonable care to determine the accuracy of the representation made by it this Section 2(m) and agrees to notify the Company if it becomes aware of any fact that makes the representation given by it hereunder inaccurate.

3.            COMPANY REPRESENTATIONS, WARRANTIES, ETC. The Company represents and warrants to the Buyer as of the Effective Date and as of each Closing Date that, except as otherwise provided in the Disclosure Annex:

a.           Rights of Others Affecting the Transactions. Except as set forth in the Disclosure Annex, there are no preemptive rights of any stockholder of the Company to acquire the Securities that have not otherwise been waived or adjudicated with any stockholders of the Company. No other party has a currently exercisable right of first refusal which would be applicable to any or all of the transactions contemplated by the Transaction Agreements. Except as set forth in the Disclosure Annex, no Person has, and as of the Closing Date, no Person shall have, any demand, “piggy-back” or other rights to cause the Company to file any registration statement under the 1933 Act relating to any of its securities or to participate in any such registration statement.

b.           Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have or result in a Material Adverse Effect.

c.           Authorized Shares.

(i)          The capitalization of the Company (including the number of shares of each class of stock which is authorized and the number of such shares which are outstanding) is as set forth in the Disclosure Annex.

(ii)         Except as set forth in the Disclosure Annex, there are no outstanding securities which are exercisable for, exchangeable for or convertible into shares of Common Stock or exercisable for, exchangeable for or convertible into instruments which are convertible into shares of Common Stock, whether such exercise, exchange or conversion is currently exercisable or exercisable only upon some future date or the occurrence of some event in the future. If any such securities are listed on the Disclosure Annex, the number or amount of each such outstanding convertible security and the conversion terms are set forth in said Disclosure Annex.

(iii)        All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. The Company has sufficient authorized and unissued shares of Common Stock as may be necessary to effect the issuance of the Shares on the Closing Date, were the Notes fully converted on that date. In addition, the Company has sufficient authorized and unissued shares of Common Stock as may be necessary to effect the issuance of any other shares of Common Stock in connection with any other securities previously issued by the Company that are convertible or exchangeable into Common Stock including all such securities listed in the Disclosure Annex.

(iv)        The Shares have been duly authorized by all necessary corporate action on the part of the Company, and, when issued on conversion of, or in payment of interest on, the Notes will have been duly and validly issued, fully paid and non-assessable and will not subject the Holder thereof to personal liability by reason of being such Holder.

d.           Transaction Agreements and Stock. This Agreement and each of the other Transaction Agreements, and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company. This Agreement has been duly executed and delivered by the Company and this Agreement is, and each of the Notes and each of the other Transaction Agreements, when executed and delivered by the Company (if necessary), will be valid and binding obligations of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally.

e.           Non-contravention. The execution and delivery of this Agreement and each of the other Transaction Agreements by the Company, the issuance of the Securities in accordance with the terms hereof, and the consummation by the Company of the other transactions contemplated by this Agreement, the Notes, the Master Lease Agreement, the Warrants and the other Transaction Agreements do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the Certificate of Incorporation or By-laws, each as currently in effect and as amended, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth, or (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have or result in a Material Adverse Effect. The timely payment of interest on the Notes or rental payments under the Master Lease Agreement are not prohibited by the Certificate of Incorporation or By-Laws, or any agreement, contract, document or other undertaking to which the Company is a party.

f.            Securities Law Matters; Approvals.

(i)          No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Securities to the Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

(ii)         Assuming the accuracy of the representations and warranties of the Buyer set forth in Section 2, the offer and sale by the Company of the Purchased Securities is exempt from (A) the registration and prospectus delivery requirements of the 1933 Act and the rules and regulations of the SEC thereunder and (B) the registration and/or qualification provisions of all applicable state and provincial securities and “blue sky” laws.

g.           Absence of Certain Changes. Since the Last Audited Date, there has been no Material Adverse Effect, except as disclosed in the Disclosure Annex. Since the Last Audited Date, except as provided in the Disclosure Annex, the Company has not (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or transferred any other material tangible assets, or canceled any material debts owed to the Company by any third party or material claims of the Company against any third party, except in the ordinary course of business consistent with past practices; (v) waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any increases in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment.

h.           Full Disclosure. There is no fact known to the Company (other than conditions disclosed in the Disclosure Annex) that has not been disclosed in writing to the Buyer that would reasonably be expected to have or result in a Material Adverse Effect.

i.            Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Agreements. The Company is not aware of any valid basis for any such claim that (either individually or in the aggregate with all other such events and circumstances) could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Disclosure Annex, there are no outstanding or unsatisfied judgments, orders, decrees, writs, injunctions or stipulations to which the Company is a party or by which it or any of its properties is bound, that involve the transaction contemplated herein or that, alone or in the aggregate, could reasonably be expect to have a Material Adverse Effect.

j.             Absence of Events of Default. Except as set forth in Disclosure Annex, no event of default (or its equivalent term), as defined in the respective agreement to which the Company or its Subsidiary is a party, and no event which, with the giving of notice or the passage of time or both, would become an event of default (or its equivalent term) (as so defined in such agreement), has occurred and is continuing, which would have a Material Adverse Effect.

k.           Absence of Certain Company Control Person Actions or Events. To the Company’s knowledge, except as disclosed in the Disclosure Annex, none of the following has occurred during the past two (2) years with respect to a Company Control Person:

(1)   A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such Company Control Person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)   Such Company Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)   Such Company Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)  acting, as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, any other Person regulated by the Commodity Futures Trading Commission (“CFTC”) or engaging in or continuing any conduct or practice in connection with such activity;

(ii)  engaging in any type of business practice; or

(iii)  engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)   Such Company Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such Company Control Person to engage in any activity described in paragraph (3) of this item, or to be associated with Persons engaged in any such activity; or

(5)   Such Company Control Person was found by a court of competent jurisdiction in a civil action or by the CFTC or SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the CFTC or SEC has not been subsequently reversed, suspended, or vacated.

(6)   The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(l)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the 1933 Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the 1933 Act. For purposes of this Agreement, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the 1933 Act; provided, however, that Company Covered Persons do not include (a) the Buyer, (b) any person or entity that is deemed to be an affiliated issuer of the Company solely as a result of the relationship between the Company and the Buyer, or (c) any director of the Company that has been designated by the Buyer.

l.            No Undisclosed Liabilities or Events. The Company has no liabilities or obligations other than those disclosed in the Transaction Agreements or those incurred in the ordinary course of the Company’s business since the Last Audited Date, or which individually or in the aggregate, do not or would not have a Material Adverse Effect. No event or circumstance has occurred or exists with respect to the Company or its properties, business, operations, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the Effective Date by the Company but which has not been so publicly announced or disclosed. There are no proposals currently under consideration or currently anticipated to be under consideration by the Board of Directors or the executive officers of the Company which proposal would, other than as contemplated in the Transaction Agreements: (x) change the Certificate of Incorporation or the By-laws (except for die By-law restatement contemplated in connection with the consummation of the transactions contemplated herein as set forth in Annex XVII), each as currently in effect, with or without stockholder approval, which change would reduce or otherwise adversely affect the rights and powers of the stockholders of the Common Stock, or (y) materially or substantially change the business, assets or capital of the Company, including its interests in subsidiaries. All unsatisfied judgments against the Company are disclosed in the Disclosure Annex.

m.          No Integrated Offering. Neither the Company nor any of its Affiliates nor any Person acting on its or their behalf has, directly or indirectly, at any time since January 1, 2007, made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale of the Securities as contemplated hereby.

n.           Dilution. Each of the Company and its executive officers and directors is aware that the number of Conversion Shares issuable on conversion of the Notes into Series A Stock, exercise of the Warrants for Series A Stock, or issuance of rental payments under the Master Lease Agreement in the form of Series A Stock, or the conversion of Series A Stock into Common Stock, or pursuant to the other terms of the Transaction Agreements may have a dilutive effect on the ownership interests of the other stockholders (and Persons having the right to become stockholders) of the Company. The Company specifically acknowledges that its obligation to issue the Conversion Shares upon such instances is binding upon the Company and enforceable regardless of the dilution such issuances may have on the ownership interests of other stockholders of the Company, and the Company will honor such obligations, including, but not necessarily limited to, honoring every notice of conversion (as contemplated by the Notes or the Series A Stock) or notice of exercise (as contemplated by the Warrant), unless the Company is subject to an injunction (which injunction was not sought by the Company) prohibiting the Company from doing so.

o.           Fees to Brokers, Finders and Others. Buyer shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this paragraph that may be due in connection with the transactions contemplated hereby except such fees as set forth on the Disclosure Annex. The Company shall indemnify and hold harmless each of Buyer, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect of any such claimed or existing fees.

p.           Tax Returns. The Company and each of its Subsidiaries has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as disclosed on the Disclosure Annex, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

q.           Disclosure. All information relating to or concerning the Company set forth in the Transaction Agreements is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or exists or is about to occur which has resulted in or would result in an Material Adverse Effect with respect to the Company or its business, properties, prospects, operations or financial conditions, which has not been disclosed on the Disclosure Annex.

r.            Existence of Other Secured Indebtedness. The Company represents and warrants that other than holders of Permitted Liens (as defined in the Notes) (a) there are no other secured creditors of the Company except for the Buyer, Knox, XGS II, and Samsung, and (b) all of such other secured creditors have each executed the Security Agreement, the IP Security Agreement and the Intercreditor Agreement.

s.           Anti-Dilution Rights of Holders of Convertible Debt and Other Equity-Linked Securities Issued by the Company. The Company represents and warrants that, except as set forth in the Disclosure Annex, no convertible debt or other equity-linked securities, including, but not limited to warrants to purchase common stock, containing any kind of anti-dilution or conversion price or exercise price reset mechanism triggered by subsequent issuance of equity-linked securities to third parties have been previously issued to any parties.

t.            Shareholder Agreement. The Company represents and warrants that at least ninety percent (90%) of its existing shareholders have executed the Shareholder Agreement prior to the Effective Date.

u.           Certificate of Designation. The Company represents and warrants that the Certificate of Designation Amendment described in Annex XV has been approved by the Board of Directors of the Company and, to the extent deemed necessary, a majority of Shareholders and has been filed with the State of Michigan as of the Closing Date and that a sufficient number of shares of Series A Stock are reserved for issuance in the event that the Buyer purchases Purchased Securities up to the Max Investment Amount.

v.            Landlord’s Consent. The Company represents and warrants that the Landlord’s Consent has been fully executed by the Company’s landlord prior to the Effective Date.

4.            CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

a.           Transfer Restrictions. The Buyer acknowledges that (1) the Purchased Securities have not been and are not being registered under the provisions of the 1933 Act and the Shares have not been and are not being registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Buyer shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 of the 1933 Act may be made only in accordance with the terms of said rule and further, if said rule is not applicable, any resale of such Securities under circumstances in which the seller, or the Person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or to comply with the terms and conditions of any exemption thereunder except pursuant to this Agreement.

b.           Restrictive Legend. The Buyer acknowledges and agrees that, until such time as the relevant Conversion Shares have been registered under the 1933 Act and may be sold in accordance with an effective registration statement, or until such Conversion Shares can otherwise be sold without restriction, whichever is earlier, the certificates and other instruments representing any of the Purchased Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

c.            Filings. The Company undertakes and agrees to make all filings required to be made by it in connection with the sale of the Purchased Securities to the Buyer under the 1933 Act, the 1934 Act or any United States state securities laws and regulations thereof applicable to the Company or by the rules and regulations of any securities exchange on which its securities are listed.

d.            Use of Proceeds. The Company will use the net proceeds received hereunder for general corporate purposes, including growth and capital initiatives, and refinancing of up to $100,000 of principal and accrued interest thereon of Knox Debt.

e.            Available Shares.

(i)          The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, a number of shares (the “Reserved Amount”) at least equal to the sum of (y) one hundred ten percent (110%) of the Series A Stock issuable upon conversion of the Notes, exercise of the Warrants, and payment of the rental payments pursuant to the Master Lease Agreement and (z) one hundred ten percent (110%) of the number of shares of Common Stock issuable upon conversion of the Series A Stock, at any time, to satisfy the rights of the Holders of any of the Purchased Securities through the maturity date of each such security plus interest thereon through the maturity date (in each case, whether any of such outstanding Purchased Securities were originally issued to the Holder, the Buyer or to any other party and without regard to any restrictions which might limit any Holder’s right to convert any of the Purchased Securities held by such Holder).

(ii)         The Reserved Amount shall be determined on the Initial Closing Date and after each Subsequent Closing Date thereafter, (each such determination date, a “Reserved Share Determination Date”), and the number of shares to be reserved shall be based on (A) all outstanding Purchased Securities and Series A Stock and the Conversion Price which would have been applicable as of such Reserved Share Determination Date and (B) all unexercised warrants and options issued by the Company as of such date. The Reserved Amount determined on such date shall remain the Reserved Amount until the next Closing Date or the next quarterly determination, as the case may be. The Company shall give written instructions to its transfer agent, if any, to reserve for issuance to the Buyer the number of shares equal to the Reserved Amount. The Company will, at the request of the Buyer, provide written confirmation, certified by an executive officer of the Company, of the number of shares then reserved for the Buyer and that the instructions referred to in the preceding sentence have been given to the Company’s transfer agent, if any.

f.             Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement with the Buyer effective as of the Effective Date.

g.            Publicity, Filings, Releases, Etc. Each of the Parties agrees that it will not disseminate any information relating to the Transaction Agreements or the transactions contemplated thereby, including issuing any press releases, holding any press conferences or other forums, or filing any reports (collectively, “Publicity”), without giving the other Party reasonable advance notice and an opportunity to comment on the contents thereof. Neither Party will include in any such Publicity any statement or statements or other material to which the other Party reasonably objects, unless in the reasonable opinion of counsel to the Party proposing such statement, such statement is legally required to be included.

h.            Keeping of Records and Books of Account. The Company shall keep and cause each Subsidiary, if any, to maintain a standard and uniform system of accounting and to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and such subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

i.            Transactions with Affiliates. While the Notes are outstanding, neither the Company nor any of its Subsidiaries shall, directly or indirectly, enter into any material transaction or agreement with any stockholder, officer, director or Affiliate of the Company or family member of any officer, director or Affiliate of the Company, unless the transaction or agreement is: (i) reviewed and approved by a majority of Independent Directors (as such term is hereinafter defined), and (ii) on terms no less favorable to the Company or the applicable Subsidiary than those obtainable from a non-affiliated person. The term “Independent Director” means a director who is not an executive officer or employee of the Company and who does not have a relationship that, in the reasonable opinion of the Company’s board of directors, would interfere with the person’s exercise of independent judgment in carrying out his or her responsibilities as a director. A director nominated by the Buyer, POSCO, Hanwha Chemical Company, or Samsung is not an Independent Director for the purposes of this provision.

j.            Certain Restrictions. While the Notes are outstanding, without the consent of the Buyer no dividends shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon any capital stock of the Company, nor shall any capital stock of the Company be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Company or pursuant to the security agreements, if any, listed on the Disclosure Annex) for any consideration by the Company, directly or indirectly, nor shall any moneys be paid to or made available for a sinking fund for the redemption of any Common Stock.

k.          Information Rights. So long as the Buyer holds any Securities of the Company, the Company will deliver to the Buyer audited annual and unaudited quarterly financial statements, annual budgets and other information reasonably requested by Buyer or any Affiliates thereof. The Company shall also permit the Buyer or its authorized representatives, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company and make copies of any financial or other business records that the Buyer deems appropriate in its sole discretion, during normal business hours following reasonable notice and as often as may be reasonably requested. Notwithstanding the forgoing, Buyer agrees that it will enter into a mutually satisfactory form of confidentiality agreement prior to making any copies of records, if requested by the Company.

l.            Expenses. The Company agrees that it will reimburse the Buyer for all fees and expenses in connection with these transactions, promptly upon submission of proof of such expenses, but in no case later than fifteen (15) business days after such submission. Such fees and expenses will include all accounting, consulting, legal and other syndication and formation fees and expense, documentary stamp taxes, UCC filing fees and such other out of pocket expenses incurred by the Buyer in its sole discretion; provided, however, that such reimbursements will not exceed $150,000 in the aggregate.

m.          Conversion of Common Stock. For every $24 of Purchased Amount funded to the Company or on behalf of the Company pursuant to this Agreement, the Buyer shall have the right to convert, or have any of its Affiliates convert, one (1) share of previously acquired Company Common Stock into one (1) share of Series A Stock.

n.           Preemptive Rights. The Company agrees that it will open a new round of preemptive rights financing pursuant to which the Company’s stockholders will be permitted to purchase one (1) share of Series A Stock at a purchase price of $12 per share (each a “Preemptive Share”) for every two (2) shares of Series A Stock and/or Common Stock owned by such stockholder on the Closing Date. Furthermore, for every two (2) Preemptive Shares purchased by a stockholder, the Company will issue that stockholder a warrant to purchase one (1) additional share of Series A Stock substantially in the form attached hereto as Annex XVI (the “Preemptive Warrants”). The preemptive rights granted in this section will expire on March 31, 2014. The Company shall also retroactively issue Preemptive Warrants, on the same terms set forth herein, to those stockholders who participated in the preemptive rights round expiring on October 31, 2013.

o.           Formation of Audit Committee of the Board of Directors. The Company agrees that it will form an Audit Committee of the Board of Directors by January 31, 2014, or such other date that is mutually agreed upon between the Parties, which shall be comprised of an odd number of independent directors.

p.           Registration Statement on Form S-l. The Company agrees to use its best efforts to complete and file an initial Registration Statement on Form S-l (the “S-l Registration Statement”) with the U.S. Securities and Exchange Commission to register shares of the Company’s Common Stock, consisting of such shares identified by and agreed to by the Buyer, before March 31, 2014 or such other date as may be mutually agreed upon by the Parties in writing. The Company further agrees that it will use commercially reasonable efforts to clear any comments that the SEC may have during the registration process and have such S-l Registration Statement declared effective by June 30, 2014.

q.           Public Listing of the Company’s Common Stock. Providing that the SEC has declared the S-l Registration Statement effective by such time, the Company agrees to use its best efforts to have its Common Stock become publicly-traded on the New York Stock Exchange, the NYSE Amex, or the NASDAQ Capital Market, or become qualified by and quoted on the OTCQB, OTCQX, or OTC PINK marketplace operated by the OTC Markets Group, Inc. or any successor thereto, before June 30, 2014 or such other date that as may be mutually agreed upon.

r.           Access to Monthly Financial Records. The Company agrees that it will provide its monthly unaudited financial statements to the Buyer within twenty (21) days following the end of each calendar month and enable a mechanism whereby representatives of the Buyer can remotely access the Company’s general ledger accounting during all times that either (a) the Notes are outstanding or (b) the Buyer and its Affiliates own ten percent (10%) or more of the aggregate outstanding Shareholder Stock (calculated on a Full Conversion basis).

s.          Independent Director Nomination Rights. Section 2.2(a)(i) of the Shareholder Agreement permits the Buyer, for so long as the Buyer owns 10% or more of the aggregate outstanding Shareholder Stock (assuming Full Conversion), to nominate a director to the Company’s Board of Directors, and requires that the Company’s shareholders elect that person to the Company’s Board of Directors. Section 2.2(a)(ii) of the Shareholder Agreement requires that at least two members of the Company’s Board of Directors, other than the directors nominated by Aspen, POSCO, or Hanwha pursuant to Section 2.2 of the Shareholder Agreement, qualify as “Independent Directors” within the meaning of the Shareholder Agreement, for so long as the Buyer owns 10% or more of the aggregate outstanding Shareholder Stock (assuming Full Conversion). The Company agrees that at any point in time in which the Buyer and its Affiliates own twenty-five percent (25%) or more of the aggregate outstanding Shareholder Stock (assuming Full Conversion), the Buyer will have the right (in addition to the Buyer’s right in Section 2.2(a)(i) of the Shareholder Agreement) to nominate one of the two mutually acceptable “Independent Directors” that are referenced in Section 2.2(a)(ii) of the Shareholder Agreement for election to the Company’s Board of Directors, provided that the Board of Directors shall have discretion whether to accept such nomination and present the nomination to the shareholders for vote based on a majority vote of the then currently- elected “disinterested directors”. For the purposes of this provision, a “disinterested director” shall be a director whose Board seat is not the subject of the nomination for director being voted upon. The Company further agrees that at any point in time in which the Buyer and its Affiliates own forty percent (40%) or more of the aggregate outstanding Shareholder Stock (assuming Full Conversion), the Buyer will have the right (in addition to the Buyer’s right in Section 2.2(a)(i) of the Shareholder Agreement but instead of the Buyer’s right in the prior sentence) to nominate both of the mutually acceptable “Independent Directors” that are referenced in Section 2.2(a)(ii) of the Shareholder Agreement for election to the Company’s Board of Directors, provided that the Board of Directors shall have discretion whether to accept such nominations and present the nominations to the shareholders for vote based on a majority vote of the then currently-elected disinterested directors. The Buyer agrees that if it nominates a person who is not reasonably acceptable to a majority of the then currently-elected disinterested directors of the Company, it will withdraw the nomination and consult with the other directors of the Company to select a new nominee who is reasonably acceptable to a majority of the currently-elected disinterested directors. Once a majority of the currently-elected disinterested directors have agreed to the independent directors nominated by Aspen, the Company will include such directors in the slate of directors recommended by the Board of Directors to shareholders for election as the Company’s recommended slate of directors. The shareholders of the Company shall have no obligation to vote for any persons nominated by the Buyer or the Company’s Board of Directors, except as otherwise expressly required by the Shareholder Agreement.

t.            Formation of the Nominating and Governance Committee of the Board of Directors. The Company agrees that it will form a Nominating and Governance Committee of the Board of Directors by January 31, 2014, or such other date that is mutually agreed upon between the Parties, which shall be comprised of an odd number of independent directors, one of whom shall be a director affiliated with Aspen.

u.           Shareholder Election. The Company agrees that it will hold a shareholder vote to elect/re-elect directors for the upcoming year no later than March 31, 2014.

v.           Adoption of Amended By-Laws. The Company represents that the Amended and Restated By-Laws of the Company, in substantially the same form as Annex XVII have been adopted as of the Samsung Closing Date.

w.          Entry into the Voting Rights Agreement. The Company will use its best efforts to cause shareholders owning a majority of aggregate outstanding Shareholder Stock to enter into the Voting Agreement in the form attached as Annex XIV, granting Samsung the right to appoint one director at any election of directors in which Samsung owns 10% or more of the of the aggregate outstanding Common Stock (assuming Full Conversion, but excluding any shares of Common Stock issuable upon exercise of any warrants held by Samsung) (the “Samsung Director”). The Company represents and warrants that the Samsung Director shall be required to execute the Company’s approved form of confidentiality, non-competition and non-disclosure agreement for Directors prior to being elected or appointed to the Board. The Company further represents and warrants that such Voting Rights Agreement will terminate upon, the first to occur of: (i) the date on which Samsung no longer satisfies the minimum ownership requirement set forth in the Voting Agreement, (ii) the date on which that certain Shareholder Agreement, originally executed March 18, 2013 by the Company and subsequently executed by a majority of shareholders, is terminated for any reason, or (iii) the date that Samsung agrees in writing to terminate the Voting Agreement.

x.         Assignment of Intellectual Property to newly Formed XG Sciences IP, LLC. The Company represents and warrants that it has formed XG Sciences IP, LLC and has assigned to such entity all of its intellectual property that is described in the form of Assignment of Intellectual Property attached hereto as Annex XVIII by executing such assignment and will record such assignment with the U.S. Patent and Trademark Office and any other government entities in any country where it was required to record such assignment promptly following the Effective Date. The Company represents and warrants that it is the sole holder of the membership interests of XG Sciences IP, LLC and covenants that it shall not pledge or otherwise encumber such membership interests other than as contemplated by the Transaction Agreements.

y.         New Chief Executive Officer. The Company shall use its best efforts to hire a new Chief Executive Officer by January 20, 2014.

z.         Appointment of New Managing Member of XG Sciences IP, LLC. The Company agrees that within thirty (30) calendar days after the start date of the new Chief Executive Officer, it will appoint such person as the sole Manager of XG Sciences IP, LLC.

5.           CLOSING DATE.

a.           The initial Closing Date (the “Initial Closing Date”) occurred on March 18, 2013.

b.           Subject to the provisions of this Agreement, any Closing Dates occurring after the Initial Closing Date shall occur (i) after the Buyer has provided written notice of its intent to acquire or purchase Purchased Securities (up to the Max Investment Amount) and (ii) following delivery of such notice, on the date which is the five (5) calendar days after each of the conditions contemplated by Sections 6 and 7 hereof shall have either been satisfied or been waived by the Party in whose favor such conditions run.

6.           CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The Buyer understands that the Company’s obligation to sell the Purchased Securities to the Buyer pursuant to this Agreement on each Closing Date is conditioned upon:

a.           The consummation by Samsung of the Samsung Transaction on or before the Samsung Closing Date.

b.           The execution of an amendment to the Purchase Agreement dated July 12, 2013 between the Company and XGS II, as contemplated in principal in the Existing Creditor Term Sheet on or before the Samsung Closing Date.

c.           The satisfaction or completion of all other actions in the Existing Creditor Term Sheet that are contemplated in principal to be satisfied or completed on or before the Samsung Closing Date.

d.           the execution and delivery of this Agreement and, where indicated, the other Transaction Agreements by the Buyer on or before such Closing Date.

e.           the accuracy on such Closing Date of the representations and warranties of the Buyer contained in this Agreement, each as if made on such date, and the performance by the Buyer on or before such date of all covenants and agreements of the Buyer required to be performed on or before such date.

f.            there shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

7.           CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

The Company understands that the Buyer’s obligation to purchase the Purchased Securities on each Closing Date is conditioned upon:

a.           The issuance of a restated Secured Convertible Promissory Note to Knox by the Company that replaces the note dated March 18, 2013 on or before the Samsung Closing Date.

b.           The issuance of a restated Secured Convertible Promissory Note to XGS II by the Company that replaces the note dated October 15, 2013, and adjusted the principal included in such note pursuant to Section 1(b) on or before the Samsung Closing Date.

c.           The issuance, pursuant to the Existing Creditor Term Sheet, of a new warrant to XGS II for the purchase of up to 83,333 shares of Series A Stock on or before the Samsung Closing Date.

d.           The satisfaction or completion of all other actions in the Existing Creditor Term Sheet that are contemplated in principal to be satisfied or completed on or before the Samsung Closing Date.

e.           Unless otherwise waived by the Buyer, the Company shall have delivered to the Buyer an updated financial projection model that is acceptable to the Buyer and given the Buyer the opportunity to discuss deviations in such projection model from the last such set of projections provided to the Buyer.

f.            The execution and delivery of this Agreement and the other Transaction Agreements by the Company and such other necessary parties on or before such Closing Date.

g.           On such Closing Date, each of the Transaction Agreements executed by the Company on or before such date shall, except for the Voting Rights Agreement, be in full force and effect and the Company shall not be in default thereunder;

h.           The accuracy in all material respects on such Closing Date of the representations and warranties of the Company contained in this Agreement and the other Transaction Agreements, each as if made on such date, and the performance by the Company on or before such date of all covenants and agreements of the Company required to be performed on or before such date;

i.            The Company shall have delivered to the Buyer an Officer’s Certificate similar in form and substance as that attached hereto as Annex XIII to the effect that the representations and warranties of the Company in the Transaction Agreements continue to be true and accurate in all material respects except for those changes occurring after the Initial Closing Date which have, in the reasonable judgment of Buyer, no material adverse effect on the Company, and that there is no default on any of the Transaction Agreements and all conditions specified in Section 7 have been fulfilled or otherwise waived by the Buyer;

j.            There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained, including, but not limited to, any new regulations which may be promulgated after the date of this Agreement under the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

k.          The Certificate of Designation Amendment shall have been filed with the State of Michigan.

8.           CLOSING ACTIONS.

a.           Joint Company’s and Buyer’s Closing Actions on the Samsung Closing Date. On the Samsung Closing Date, the Company and Buyer will execute and deliver: (i) this Agreement if not already executed and delivered, (ii) the Second Amended and Restated Note contemplated in Section 1(a)(v) hereof if not already delivered, (iii) the Warrant, (iv) the Intercreditor Agreement (along with executed copies thereof by the Other Secured Creditors), (v) the Security Agreement (along with executed copies thereof by the Other Secured Creditors), (vi) the IP Security Agreement (along with executed copies thereof by the Other Secured Creditors), (vii) the Registration Rights Agreement (along with executed copies thereof by the Other Secured Creditors), and (viii) the Side Letter (along with executed copies thereof by the Other Secured Creditors).

b.           Company’s Closing Actions on each Subsequent Closing Date. At each Subsequent Closing Date, the Company shall execute and deliver to the Buyer: (i) an Officer’s Certificate, and (ii) a Note in exchange for any funds newly advanced to the Company, if any, as of such Closing Date, and (iii) a lease schedule pursuant to the Master Lease Agreement in exchange for any funds newly advanced to vendors of the Company, if any, by the Buyer for the purchase of capital equipment on behalf of the Company pursuant to such Master Lease Agreement.

9.           INDEMNIFICATION AND REIMBURSEMENT.

a.           (i) The Company agrees to indemnify and hold harmless the Buyer and its officers, directors, employees, and agents, and each Buyer Control Person from and against any losses, claims, damages, liabilities or expenses incurred (collectively, “Damages”), joint or several, and any action in respect thereof to which the Buyer, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and any such Buyer Control Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Company contained in this Agreement, as such Damages are incurred, except to the extent such Damages result primarily from Buyer’s failure to perform any covenant or agreement contained in this Agreement or the Buyer’s or its officer’s, director’s, employee’s, agent’s or Buyer Control Person’s illegal or willful misconduct, gross negligence, recklessness or bad faith (in each case, as determined by a non-appealable judgment to such effect) in performing its obligations under this Agreement.

(ii)         The Company hereby agrees that, if the Buyer, other than by reason of its gross negligence or willful misconduct (in each case, as determined by a non-appealable judgment to such effect), (x) becomes involved in any capacity in any action, proceeding or investigation brought by any stockholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, or if the Buyer is impleaded in any such action, proceeding or investigation by any Person, or (y) becomes involved in any capacity in any action, proceeding or investigation brought by the SEC, any self-regulatory organization or other body having jurisdiction, against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, or (z) is impleaded in any such action, proceeding or investigation by any Person, then in any such case, the Company shall indemnify, defend and hold harmless the Buyer from and against and in respect of all losses, claims, liabilities, damages or expenses resulting from, imposed upon or incurred by the Buyer, directly or indirectly, and reimburse such Buyer for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred. The indemnification and reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of the Buyer who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and Buyer Control Persons (if any), as the case may be, of the Buyer and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Buyer, any such Affiliate and any such Person. The Company also agrees that neither the Buyer nor any such Affiliate, partner, director, agent, employee or Buyer Control Person shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company in connection with or as a result of the consummation of this Agreement or the other Transaction Agreements, except as may be expressly and specifically provided in or contemplated by this Agreement.

b.           All claims for indemnification by any Indemnified Party (as defined below) under this Section shall be asserted and resolved as follows:

(i)          In the event any claim or demand in respect of which any Person claiming indemnification under any provision of this Section (an “Indemnified Party”) might seek indemnity under paragraph (a) of this Section is asserted against or sought to be collected from such Indemnified Party by a Person other than a Party hereto or an Affiliate thereof (a “Third Party Claim”), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim for indemnification that is being asserted under any provision of this Section against any Person (the “Indemnifying Party”), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a “Claim Notice”) within ten (10) days of receipt of the Third Party Claim to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with within said period, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the “Dispute Period”) whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under this Section and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim. The following provisions shall also apply.

(x)  If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this paragraph (b) of this Section, then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to paragraph (a) of this Section). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this subparagraph (x), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this subparagraph (x), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under paragraph (a) of this Section with respect to such Third Party Claim.

(y)  If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to paragraph (b) of this Section, or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, each in a reasonable manner, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this subparagraph (y), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in subparagraph(z) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this subparagraph (y) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this subparagraph (y), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(z)  If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under paragraph (a) of this Section or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the amount of Damages specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under paragraph (a) of this Section and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(ii)         In the event any Indemnified Party should have a claim under paragraph (a) of this Section against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under paragraph (a) of this Section specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an “Indemnity Notice”) within 10 days of discovery of said claim to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the amount of Damages specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under paragraph (a) of this Section and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

c.           The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (ii) any liabilities the Indemnifying Party may be subject to.

10.         JURY TRIAL WAIVER. The Company and the Buyer hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with the Transaction Agreements.

11.         SPECIFIC PERFORMANCE. The Company and the Buyer acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement or any of the other Transaction Agreements were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties (including any Holder) shall be entitled to an injunction or injunctions, without (except as specified below) the necessity to post a bond, to prevent or cure breaches of the provisions of this Agreement or such other Transaction Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity; provided, however that the Company, upon receipt of a notice of conversion or a notice of exercise, may not fail or refuse to deliver the stock certificates and the related legal opinions, if any, or if there is a claim for a breach by the Company of any other provision of this Agreement or any of the other Transaction Agreements, the Company shall not raise as a legal defense, based on any claim that the Holder or anyone associated or affiliated with the Holder has violated any provision hereof or any other Transaction Agreement, has engaged in any violation of law or for any other reason, unless the Company has first posted a bond for one hundred fifty percent (150%) of the principal amount and, if relevant, then obtained a court order specifically directing it not to deliver said stock certificates to the Holder. The proceeds of such bond shall be payable to the Holder to the extent that the Holder obtains judgment or its defense is recognized. Such bond shall remain in effect until the completion of the relevant proceeding and, if the Holder appeals therefrom, until all such appeals are exhausted. This provision is deemed incorporated by reference into each of the Transaction Agreements as if set forth therein in full.

12.         GOVERNING LAW: MISCELLANEOUS.

a.           This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the Parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of Ingham County or the state courts of the State of Michigan sitting in Ingham County in connection with any dispute arising under this Agreement or any of the other Transaction Agreements and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper. To the extent determined by such court, the Company shall reimburse the Buyer for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under any of the Transaction Agreements. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

b.           Failure of any Party to exercise any right or remedy under this Agreement or otherwise, or delay by a Party in exercising such right or remedy, shall not operate as a waiver thereof.

c.           This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the Parties hereto. The Buyer shall have the right to assign all or any portion of this Agreement, the Note(s), the Master Lease Agreement and any lease schedules thereunder, the Replacement Warrant, any Conversion Shares, and the Registration Rights Agreement to (a) any Affiliate of the Buyer, (b) any investors in the Buyer or its direct assignees or (c) any other “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act.

d.           All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

e.           This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

f.            A facsimile or other electronic transmission of this signed Agreement shall be legal and binding on all Parties hereto.

g.           The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

h.           If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

i.            This Agreement may be amended only by an instrument in writing signed by the Party to be charged with enforcement thereof.

j.            This Agreement amends and restates the First Amendment Agreement and supersedes all other agreements and understandings among the Parties hereto with respect to the subject matter hereof.

k.           All dollar amounts referred to or contemplated by this Agreement or any other Transaction Agreement shall be deemed to refer to US Dollars, unless otherwise explicitly stated to the contrary.

13.         NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

a.           the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

b.           the fifth (5th) calendar day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

c.           the third calendar day after mailing by domestic or international express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other Parties thereunto entitled at the following addresses (or at such other addresses as such Party may designate by ten (10) days’ advance written notice similarly given to each of the other Parties hereto):

COMPANY:	XG Sciences, Inc.
	Attn: Chief Executive Officer
	3101 Grand Oak Drive
	Lansing, MI 48911
	Telephone:	517.703.1110
	Facsimile:	517.703.1113

with a copy to;	Matt G. Hrebec Foster Swift Collins & Smith PC 313 South Washington Square Lansing, MI 48933-2193
	Telephone: Facsimile:	517.371.8256 517.367.7356

BUYER:	Aspen Advanced Opportunity Fund, LP Attn: Steven C. Jones 1740 Persimmon Drive, Suite 100 Naples, FL 34109
	Telephone:	239.325.2001
	Facsimile:	239.325.2004

with a copy to:	K&L Gates LLP Attn: Clayton E. Parker 200 S. Biscayne Blvd. Miami, FL 33131
	Telephone:	305.539-3306
	Facsimile:	305.358.7095

14.         SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The Company’s and the Buyer’s representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Purchased Securities and the payment of the purchase price, for a period of two (2) years after each Closing Date hereunder and shall inure to the benefit of the Buyer and the Company and their respective successors and assigns.

**BALANCE OF PAGE INTENTIONALLY LEFT BLANK**

SECOND AMENDED & RESTATED PURCHASE AGREEMENT

IN WITNESS WHEREOF, each of the undersigned represents that the foregoing statements made by it above are true and correct and that it has caused this Agreement to be duly executed on its behalf (if an entity, by one of its officers thereunto duly authorized) as of the date first above written.

BUYER:

ASPEN ADVANCED OPPORTUNITY FUND, LP

By:	AA XGS, LLC
Its:	General Partner

By:	/s/ Steven C. Jones
Name:	Steven C. Jones
Title:	Managing Member

COMPANY:

XG SCIENCES, INC.

By:	/s/ Michael R. Knox
Name:	Michael R. Knox
Title:	Chief Executive Officer

ANNEX I	FORM OF SECOND AMENDED & RESTATED SECURED CONVERTIBLE NOTE

ANNEX II	FORM OF WARRANT

ANNEX III	FORM OF SECOND AMENDED & RESTATED SECURITY AGREEMENT

ANNEX IV	FORM OF SECOND AMENDED & RESTATED INTELLECTUAL PROPERTY SECURITY AGREEMENT

ANNEX V	FORM OF MASTER LEASE AGREEMENT

ANNEX VI	LANDLORD’S CONSENT

ANNEX VII	FORM OF SECOND AMENDED & RESTATED REGISTRATION RIGHTS AGREEMENT

ANNEX VIII	FORM OF SECOND AMENDED & RESTATED INTERCREDITOR AGREEMENT

ANNEX IX	AMENDED AND RESTATED SERIES A CERTIFICATE OF DESIGNATION

ANNEX X	FORM OF SHAREHOLDER AGREEMENT

ANNEX XI	DISCLOSURE ANNEX

ANNEX XII	FORM OF SIDE LETTER

ANNEX XIII	FORM OF OFFICER’S CERTIFICATE

ANNEX XIV	FORM OF VOTING RIGHTS AGREEMENT

ANNEX XV	CERTIFICATE OF DESIGNATION AMENDMENT

ANNEX XVI	FORM OF PREEMPTIVE WARRANTS

ANNEX XVII	AMENDED AND RESTATED BY-LAWS

ANNEX XVIII	FORM OF ASSIGNMENT OF INTELLECTUAL PROPERTY

XG SCIENCES, INC.

PURCHASE AGREEMENT

BETWEEN

XG SCIENCES, INC.

AND

ASPEN ADVANCED OPPORTUNITY FUND, LP

ANNEX XI

DISCLOSURE ANNEX

January 15, 2014

This Disclosure Annex is arranged in sections corresponding to the identified Sections of the Purchase Agreement between XG Sciences, Inc. and Aspen Advanced Opportunity Fund, LP to which it is attached as Annex XI (the “Agreement”), but the disclosure in any such Section shall qualify other provisions in the Agreement, as well as all disclosures in any of the other Transaction Agreements, to the extent that it would be readily apparent to an informed reader from a reading of such Section and the other Transaction Agreements that such disclosure is also relevant to other provisions of the Agreement or any of the other Transaction Agreements.

Capitalized terms that are used but not defined in this Disclosure Annex shall have the meanings set forth in the Agreement.

Section 3.a.

The following agreements grant preemptive rights to stockholders of the Company with respect to the Company’s Common Stock: (1) Stock Redemption Agreement dated July 15, 2006 (superseded by Shareholder Agreement); (2) Stock Redemption Agreement dated December 1, 2010 with Hanwha Chemical Corporation (superseded by Shareholder Agreement); (3) Stock Redemption Agreement dated June 8, 2011 with POSCO (superseded by Shareholder Agreement); (4) the Shareholder Agreement; (5) Section 4.n of the Agreement; (6) Section 4.n of the Purchase Agreement dated July 12, 2013 between the Company and XGS II, LLC, as amended on the Closing Date; and (7) Section 4.m. of the Purchase Agreement dated as of the Closing Date between the Company and SVIC No. 15 New Technology Business Investment L.L.P.

Michigan State University has tag-along and “piggy-back” registration rights under the Restated and Amended Exclusive License Agreement between MSU and the Company.

Section 3.c.(i).

Outstanding Common Stock
Name of Holder of Common Stock	Shares of Common Stock
Michael R. Knox (and Linn Van Dyne)	127,047.0
Lawrence T. Drzal, Trustee of Drzal Revocable Trust	50,550.0
Hiroyuki Fukushima	50,000.0
Inhwan Do	50,000.0
Ann Arbor SPARK	36,257.0
Robert Skandalaris	34,977.0
Edward J. Demmer	30,000.0
Mark S. Kerrins & Rosemary Kerrins (JTWROS)	32,500.0
David J. Donovan	16,257.0
Michigan State University Foundation	9,543.0
W. D. Hamilton and S.M Heathfield	7,251.0
Paul Nordstrom	3,637 .0
Colin D. Cronin	2,803.0
Stephen J. Linder trust No 1	5,251.0
Matthew H. Frisch	2,087.5
Jeffery A. Wesley	9,005.0
Mark E. Hooper Revocable Living Trust	3,625.0
Peter S. Bosanic & Lisa Kendzioski Bosanic (JTWROS)	1,925.0
Kevin B. Miller	2,400.0
William G. Lutz	1,653.0
John W. Dourjalian	1,649.0
Reed Shick	880.0
Gary Griffin	1,500.0
Robert L. McKellar	592.0
Hanwha Chemical	150,000.0
POSCO	200,000.0
Marjorie E. Frisch	2,087.5
Total Common Stock Issued and Outstanding	833,477.0

Outstanding Series A Convertible Preferred Stock
Name of Holder of Series A Convertible Preferred Stock	Shares of Series A Convertible Preferred Stock
Paul Nordstrom	6,363.0
Colin D. Cronin	5,300.0
Peter S. Bosanic & Lisa Kendzioski Bosanic (JTWROS)	1,875.0
John W. Dourjalian	3,123.0
Dave and Vicky Pendell	3,157.0
ASC-XGS, LLC	166,023.0
Total Series A Convertible Preferred Stock Issued and Outstanding	185,841.0

Total Common Stock and Series A Convertible Preferred Stock Issued and Outstanding	1,019,318

Note: The Corporation is authorized to issue: (A) 25,000,000 shares of Common Stock, and (B) 8,000,000 shares of Series A Convertible Preferred Stock.

Outstanding Warrants and Options
Holder	Issue Date	Shares Subject to Warrant*		Shares Subject to Option	Expiration Date	Exercise Price
Scott Murray	12/1/2007	0		10,000	12/1/2017	$8.00
William Lutz	7/31/2009	1,650		0	7/31/2014	$15.00
Michael R. Knox	3/15/2009	0		12,500	3/15/2014	$12.00
Michael R. Knox	7/1/2009	6,000		0	7/1/2019	$8.00
William Lutz	4/1/2010	5,000		0	4/1/2015	$10.00
ASC-XGS LLC	7/16/2010	21,044		0	7/16/2014	$10.00
Jihyun Chung	7/12/2011	4,000		0	7/31/2015	$20.00
Michael R. Knox	10/8/2012	5,000		0	10/8/2027	$12.00
Aspen Advanced Opportunity Fund, LP	3/18/2013	208,333		0	3/18/2023	$12.00
Arnold Allemang	6/1/2013	0		3,750	6/1/2021	$12.00
Iris Linder	6/1/2013	0		3,750	6/1/2021	$12.00
Steven Jones	6/1/2013	0		2,500	6/1/2021	$12.00
Scott Murray	6/1/2013	0		10,000	6/1/2021	$12.00
Robert Privette	6/1/2013	0		20,000	6/1/2021	$12.00
Liya Wang	6/1/2013	0		30,000	6/1/2021	$12.00
Michael R. Knox	6/1/2013	0		50,000	6/1/2021	$13.20
Corinne Lyon	6/1/2013	0		10,000	6/1/2021	$12.00
Aspen Advanced Opportunity Fund, LP	7/12/2013	208,333	*	0	7/12/2023	$12.00
XGS II, LLC	7/12/2013	31,250	*	0	7/12/2023	$12.00
		490,610	*	152,500

*On the Closing Date, the Company will cancel the warrants issued to each of Aspen Advanced Opportunity Fund, LP and XGS II, LLC; issue a restated warrant to Aspen Advanced Opportunity Fund, LP for 833,333 shares; issue a restated warrant to XGS II, LLC for 83,333 shares; issue a warrant to SVIC No. 15 New Technology Business Investment L.L.P. for 100,000; and issue warrants to each of the shareholders who participated in the preemptive rights offering that ended October 31, 2013 (2,121 to Paul Nordstrom, 1,767 to Colin D. Cronin, 625 to Peter S. Bosanic & Lisa Kendzioski Bosanic (JTWROS), and 1,041 to John W. Dourjalian).

Section 3.c.(ii).

•	The $603,846.58 secured convertible promissory note dated March 18, 2013 to Aspen Advanced Opportunity Fund, LP.** The note is convertible into Series A Stock and then Common Stock.

•	The $250,000.00 secured convertible promissory note dated April 3, 2013 to Aspen Advanced Opportunity Fund, LP.** The note is convertible into Series A Stock and then Common Stock.

•	The $250,000.00 secured convertible promissory note dated April 12, 2013 to Aspen Advanced Opportunity Fund, LP.** The note is convertible into Series A Stock and then Common Stock.

•	The $1,400,000.00 secured convertible promissory note dated April 26, 2013 to Aspen Advanced Opportunity Fund, LP.** The note is convertible into Series A Stock and then Common Stock.

•	The $800,000.00 secured convertible promissory note dated July 29, 2013 to Aspen Advanced Opportunity Fund, LP, of which $490,575 will be transferred to the benefit of XGS II, LLC on the Closing Date .** The note is convertible into Series A Stock and then Common Stock.

•	The $200,000.00 secured convertible promissory note dated September 30, 2013 to Aspen Advanced Opportunity Fund, LP.** The note is convertible into Series A Stock and then Common Stock.

•	The $300,000.00 secured convertible promissory note dated October 15, 2013 to Aspen Advanced Opportunity Fund, LP.** The note is convertible into Series A Stock and then Common Stock.

•	The $500,000.00 secured convertible promissory note dated December 2, 2013 to Aspen Advanced Opportunity Fund, LP.** The note is convertible into Series A Stock and then Common Stock.

•	The $100,000.00 secured convertible promissory note dated January 7, 2014 to Aspen Advanced Opportunity Fund, LP.** The note is convertible into Series A Stock and then Common Stock.

•	The $700,000.00 secured convertible promissory note dated March 18, 2013 to Michael Knox.*** The note is convertible into Series A Stock and then Common Stock.

•	The $200,000.00 secured convertible promissory note dated October 15, 2013 to XGS II, LLC, to which $490,575 will be transferred to the benefit of XGS II, LLC on the Closing Date.*** The note is convertible into Series A Stock and then Common Stock.

•	The Options and Warrants set forth in Section 3.c.(i) of this Disclosure Annex.

** On the Closing Date, this note will be restated and consolidated with all other notes issued by the Company to Aspen Advanced Opportunity Fund, LP. The restated note will include capitalized interest through the Closing Date.

*** On the Closing Date, this note will be restated. The restated note will include capitalized interest through the Closing Date.

Section 3.g.(i).

The Company issued the secured convertible promissory notes that are described above to and entered into the related transaction documents with each of Aspen Advanced Opportunity Fund, LP, Michael Knox, and XGS II, LLC.

Section 3.g.(vii).

The Company is engaged in litigation with a former employee, Heather Sommers. Heather Sommers signed a separation agreement with the Company on July 27, 2012. On October 22, 2012, the Company received a complaint and demand for jury trial alleging wrongful termination, breach of implied employment contract, discharge against public policy, violations of civil rights laws, violations of the whistleblower protection act, and other claims. The Company’s insurer has reviewed the claim and advised the Company that the claim is covered by the Company’s standard officers and directors’ insurance policy. The insurer has assumed the defense of the claim. On September 24, 2013, the Circuit Court for the County of Ingham granted Defendant’s Motion for Summary Disposition, resolving all pending claims and closing the case. On October 30, 2013 the same court denied Plaintiff’s Motion for Reconsideration.

Section 3.h.

In November of 2011, the Company entered into a license agreement between the Company and Cabot Corporation (“Cabot”), a copy of which has been supplied to the Buyer (the “License Agreement”). Subsequent to the execution of the License Agreement, Michigan State University (“MSU”) expressed concern regarding the form of the License Agreement, including whether any MSU technology might have been included in the License Agreement. After discussions among Cabot, MSU, and the Company, Cabot drafted a First Amendment to the License Agreement Between Cabot and the Company (the “Amendment”). The Amendment contains warranties, attested by both the Company and its Chief Scientist, Dr. Lawrence Drzal, asserting that no MSU technology had been improperly transferred to Cabot. The Company executed the Amendment on January 29, 2013, and has provided a copy to the Buyer. The Company understood that this matter was closed when it provided the Amendment to the Buyer. However, the Company subsequently learned that Cabot has not yet signed the Amendment because a new Vice President had been appointed. Additionally, the Company received a letter from MSU dated March 20, 2013 stating that MSU wanted to review this issue. The Company, Cabot, and MSU have been renegotiating the Amendment. MSU is currently engaged in an audit of the technology transfer package associated with the Cabot License Agreement.

Section 3.i.

The Company is engaged in litigation with a former employee, Heather Sommers. Heather Sommers signed a separation agreement with the Company on July 27,2012. On October 22, 2012, the Company received a complaint and demand for jury trial alleging wrongful termination, breach of implied employment contract, discharge against public policy, violations of civil rights laws, violations of the whistleblower protection act, and other claims. The Company’s insurer has reviewed the claim and advised the Company that the claim is covered by the Company’s standard officers and directors’ insurance policy. The insurer has assumed the defense of the claim. On September 24, 2013, the Circuit Court for the County of Ingham granted Defendant’s Motion for Summary Disposition, resolving all pending claims and closing the case. On October 30, 2013, the same court denied Plaintiff’s Motion for Reconsideration.

Section 3.o.

The Company is obligated to pay SVIC No. 15 New Technology Business Investment L.L.P. transaction fees, up to $65,000, in connection with the transactions contemplated by the purchase agreement between SVIC No. 15 New Technology Business Investment L.L.P.and the Company.

The Company is obligated to pay the Buyer’s and XGS II, LLC’s transaction fees, up to $150,000 and $25,000, respectively, in connection with the transactions contemplated by the Agreement.

Section 3.s.

The warrant to purchase 5,000 shares issued to Michael R. Knox contains an exercise price reset mechanism triggered by subsequent offerings of Common Stock. Pursuant to that mechanism, the price was reset from $20 to $12 on August 21, 2013.

The Company’s options and warrants contain anti-dilution protection with respect to stock splits, stock dividends, and other recapitalizations.